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Exhibit 99.15

FOR FURTHER INFORMATION:

At Bedford Property Investors:

Peter B. Bedford

Hanh Kihara

Chairman of the Board and

Senior V.P. and

Chief Executive Officer

Chief Financial Officer

(925) 283-8910

FOR IMMEDIATE RELEASE

Bedford Property Investors, Inc. Announces the Closing of Private Offering

of its 8.75% Series A Cumulative Redeemable Preferred Stock

LAFAYETTE, CA, August 5, 2003 – Bedford Property Investors, Inc. (NYSE: BED) today announced the closing of a private placement of $40.25 million of its 8.75% Series A Cumulative Redeemable Preferred Stock.  The offering was made only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  Bedford Property Investors intends to use the net proceeds from the offering to finance the potential acquisition or development of properties and for general corporate uses, which may include opportunistic repurchases of its outstanding common shares from time to time.

The company will pay cumulative dividends on the shares from the date of original issuance at the rate of 8.75% of the $50.00 liquidation preference per share per year, which is equivalent to $4.375 per share per year.  Dividends on the shares will be payable quarterly in arrears, beginning on October 15, 2003.  The shares have no stated maturity, will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other securities.  The shares will be redeemable at the company’s option beginning in August 2008, or earlier if necessary in limited circumstances to preserve the company’s status as a real estate investment trust, or REIT.

The securities being offered have not been registered under the Securities Act, or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Cautionary Statement:  Bedford Property Investors’ statements in this press release that are not historical facts and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties.  These forward-looking statements include but are not limited to Bedford Property Investors’ intended use of proceeds.  In addition, Bedford Property Investors’ business is subject to the risks described in the Company’s filings with the Securities and Exchange Commission.

07/30/03 3:17 PM